Exhibit 23.4

Consent of Independent Auditor

We consent to the incorporation by reference in this Registration Statement on Form S-3 pertaining to Vital Energy, Inc. of our report dated June 7, 2023, relating to the consolidated financial statements of Driftwood Energy Partners, LLC and subsidiaries as of and for the years ended December 31, 2022 and 2021, included on that Current Report on Form 8-K of Vital Energy, Inc. dated June 15, 2023. We also consent to the reference to us under the caption “Experts” in such Registration Statement.

/s/ Weaver and Tidwell, L.L.P.

WEAVER AND TIDWELL, L.L.P.

Dallas, Texas

January 4, 2024